UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2005

Commission file number 0-16718

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1366564

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

101 STEWART STREET, SUITE 700
SEATTLE WASHINGTON	98101

(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code: (206) 621-1351

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Item 2.01.     Disposition of Assets

On June 30, 2005, Northland Cable Properties Seven Limited Partnership (the “Partnership”) completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Bay City, Texas to McDonald Investment Company, Inc., an unaffiliated third party. The Bay City System was sold at a price of approximately $9,345,000 of which the Partnership received approximately $8,324,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $935,000 will be held in escrow and released to the Partnership eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. Substantially all of the proceeds were used to pay down amounts outstanding under the Partnership’s credit agreement. The Partnership expects to record a gain from the sale of the Bay City System of approximately $6,500,000.

The Bay City System represents approximately 4,250 basic subscribers or approximately 20% of the Partnership’s total basic subscribers served. For the three months ended March 31, 2005, the Bay City System represented approximately 21% of the Partnership’s total revenues and approximately 18% of the Partnership’s income from operations before depreciation and amortization and gain on disposal of assets.

The sale was made pursuant to an offer by McDonald Investment Company, Inc., which was formalized in a Purchase and Sale Agreement dated February 24, 2005. Based on the offer made by McDonald Investment Company, Inc., management determined that acceptance would be in the best economic interest of the Partnership. The sale was not a result of declining or deteriorating operations nor was it necessary to create liquidity or reduce outstanding debt. It is the opinion of management that the Partnership could have continued existing operations and met all obligations as they became due.

Item		Sequentially
9.01	Financial Statements, Pro Forma Financial Statements and Exhibits	Numbered Page

(a)	Financial Statements

None

(b)	Pro Forma Financial Statements

None

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

	By:	NORTHLAND COMMUNICATIONS CORPORATION
(Managing General Partner)

Date: 7-7-05	By:	/s/ GARY S. JONES

Gary S. Jones
(President)